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                       EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into on the 30th day of June, 1995, by and between DONALD Y. MENENDEZ, whose address is 4221 Sharpsburg Drive, Birmingham, Alabama 35213 (herein called the "Employee") and CSC ACQUISITIONS, INC., an Alabama corporation ("CSC"), whose address is 1801 First Avenue South, Suite 400, Birmingham, Alabama 35233.


                       W I T N E S S E T H:

     WHEREAS, CSC is engaged in the business of providing computerized management information systems and services to physicians and other health care providers; and

     WHEREAS, CSC desires to obtain the services of the Employee as President of CSC and the Employee is willing to render such services to CSC upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   DUTIES AND SALARY.

     (a) CSC agrees to employ the Employee and the Employee agrees to accept employment by CSC on a full-time basis as President of CSC at a base salary of $180,000.00 per year payable twice monthly during the Term of Employment, as hereinafter defined. Such salary may be increased from time to time in the discretion of the CSC Board of Directors.

     (b) The Employee hereby agrees to undertake such travel as may be required in the performance of his duties. The reasonable travel expenses of the Employee shall be reimbursed in accordance with CSC's reimbursement policy, in effect from time to time. The Employee shall not be required to relocate from the Birmingham, Alabama area without his consent.

     (c) The Employee shall carry out his duties under the general supervision of the Board of Directors of CSC.

     (d) The Employee's duties shall include the duties and responsibilities identified on Schedule I attached hereto. The Employee shall perform such other tasks and duties as may be assigned by CSC, from time to time and CSC reserves the right to change the office and/or position of the Employee within CSC, so long as such change is mutually acceptable. The Employee shall devote his full time, attention, skill and efforts to the tasks and duties assigned by CSC. The Employee shall not provide services, for compensation, to any other person or business entity while employed by CSC without the written consent of CSC.

     (e) Effective on the date hereof, Employee shall be granted an incentive stock option to purchase 22,000 shares of common stock of Nichols Research Corporation which grant shall be by a separate option grant agreement on the first day of employment hereunder, provided that if the number of shares over which options may be exercised would exceed the maximum number permitted for incentive stock options by the Internal Revenue Code such excess shall be granted as non-statutory stock options under the NRC Stock Option Plan by a separate option grant agreement on the first day of employment hereunder which shall be subject to the same vesting schedule as the incentive stock options.
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2.   TERM  OF  EMPLOYMENT.   This Agreement was executed on the date of the
execution of that certain Asset Purchase Agreement by and among CSC, Nichols Research Corporation ("NRC"), Computer Services Corporation and Roland B. Smith, Sr. (the "Purchase Agreement") and shall commence as of the date of closing of the Purchase Agreement and shall end two (2) years from such date of closing (the "Term of Employment"), unless terminated earlier as provided in Section 3, below, or extended as provided in this
Section 2. Upon expiration of the initial Term of Employment, unless earlier terminated as provided herein, the Employee's employment shall continue automatically month-to-month until terminated by either party with at least thirty (30) days' prior written notice with or without cause. Until such closing, CSC shall incur no liability or obligation to Employee. It shall be a condition subsequent to the effectiveness of this Agreement that the Purchase Agreement is closed and consummated. In the event the Purchase Agreement is not closed and consummated on or before September 1, 1995, either party may void and rescind this Agreement immediately upon written notice to the other party, in which case it shall be as if this Agreement was never executed.

3.   TERMINATION BEFORE EXPIRATION OF TERM OF EMPLOYMENT.   The termination
of the employment of the Employee during the initial Term of Employment shall occur in one of the following ways:

     (a) BY CSC, FOR CAUSE. Termination by CSC shall be deemed to be for cause only upon:

           (i) Employee's conviction of or pleading guilty to a felony;

          (ii) Refusal or failure by the Employee, without reasonable excuse or proper authorization, to carry out any reasonable instructions of CSC consistent with Employee's rights or duties as set forth in this Agreement;

         (iii) Material breach of this Agreement or any material breach of any agreement with CSC;

          (iv) The Employee's demonstration of negligence or willful misconduct in the execution of his duties, including without limitation breach of fiduciary duty or the duty of loyalty owed CSC.

     If CSC intends to terminate for cause, CSC shall provide notice to Employee of intent to terminate his employment, stating the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, and shall provide Employee with an opportunity to cure the alleged default or breach within thirty
(30) days of receipt of the notice, provided that if the matter is not curable within such thirty (30) day period, the Employee shall not be deemed in default if the Employee commences immediately to cure the matter and proceeds diligently thereafter to complete the cure, further provided that the alleged breach or default must be cured within ninety (90) days of receipt of the notice. CSC shall not be required to give more than one notice with respect to the same matter. Notwithstanding the foregoing, no notice and no cure right shall be required with respect to termination for cause under 3(a)(i) or an act involving theft of information or property of CSC.
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     (b)  BY  EMPLOYEE, FOR GOOD REASON.  Termination by the Employee shall be deemed for good reason only because of a material breach by CSC of this Agreement including, without limitation, making a material change in the Employee's duties, responsibilities or authority as set forth in this
Agreement, without  his  express  written  consent.   In all cases in which
Employee intends to terminate for Good Reason, the Employee shall provide CSC with notice of intent to terminate this Agreement, stating the facts and circumstances giving rise to a breach of this Agreement claimed to provide a basis for termination under the provisions so indicated, and shall provide CSC with an opportunity to cure the alleged default or breach within thirty (30) days of receipt of the notice, provided that if the matter is not curable within such thirty (30) day period, CSC shall not be deemed in default if it commences immediately to cure the matter and proceeds diligently thereafter to complete the cure, further provided that the alleged breach or default must be cured within ninety (90) days of receipt of the notice. Employee shall not be required to give more than one such notice with respect to the same matter.

     (c)  DEATH OF THE EMPLOYEE.

     (d) DISABILITY OF EMPLOYEE. If, during the Term of Employment, a physician selected by mutual agreement of CSC and the Employee determines that the Employee has become physically or mentally disabled so as to be unable to carry out the normal and usual duties of his employment for three
(3) continuous months, and reasonable accommodation cannot be made to allow the Employee to continue to perform his duties full-time, his employment hereunder may be terminated at the election of CSC or the Employee.

4.   SALARY AND BENEFITS  UPON  TERMINATION.   Upon  any termination of the
employment of Employee, the Employee shall be entitled only to the following salary and benefits:

     (a) If the termination is for any reason other than death or disability, including, without limitation, by CSC for cause or by Employee for good reason, CSC will pay the Employee within five (5) days after the date of termination any unpaid salary prorated to the date of termination, the amount of any accrued annual vacation pay to which he may be entitled under CSC's vacation plan and benefits, with such compensation and benefits (if any) paid only through the date termination occurs.

     (b) In the event of the Employee's death or disability, the following provisions will apply:

           (i) Upon his death, the Employee's estate will be entitled to receive the amount set forth in Section 4(a) and the benefits set forth in any plans of CSC then in effect and applicable under the circumstances. The Employee or his estate shall be entitled to no other compensation or benefits in the event of death.

          (ii) Upon termination on account of disability, Employee will be entitled to receive the amount set forth in Section 4(a) and the benefits set forth in any plans of CSC then in effect and applicable under the circumstances. The Employee or his personal representative shall be entitled to no other compensation or benefits in the event of disability.

     (c) In the event the termination is by CSC for cause or by Employee for good reason, or in the event of any breach of this Agreement by either
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party, the parties respectively reserve any rights and  remedies  they  may have at law or equity, in addition to and not in lieu of the payments called for in this Section 4. For all other terminations (other than for cause or good reason or in the event of a breach), the amounts set forth above in this Section 4 shall be paid and received in complete discharge of any other obligation of CSC to Employee or Employee to CSC resulting from termination of his employment.

5.   FRINGE BENEFITS.

     The Employee shall participate in any group health insurance, vacation and sick leave plans, and other benefit plans available to all employees of CSC in accordance with their terms and conditions which may be amended or terminated by CSC at any time.

6.   NON-DISCLOSURE COVENANTS AND PROPRIETARY MATTERS.

     (a) Unless authorized or instructed in writing by CSC, the Employee shall not, except as required in the conduct of CSC's business, during or at any time after the Term of Employment, disclose to others, or use, any of CSC's inventions or discoveries or its respective secret or confidential information or data (oral, written, or in machine readable form) which the Employee may obtain during the course of or in connection with the Employee's employment (or employment or affiliation with any company that transfers to CSC such information or data), including such inventions, discoveries, information or data relating to machines, equipment, products, systems, software, contracts, contract performance, research or development, designs, computations, formulas, manufacturing procedures, customer lists, and suppliers, whether or not developed by the Employee, by others in CSC or obtained by CSC from third parties, and irrespective of whether or not such inventions, discoveries, information, knowledge or data have been identified by CSC as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information, knowledge or data become available to the public otherwise than by the Employee's act or omission.

     (b) The Employee shall not, except as required in the conduct of CSC's business, disclose to others, or use, any of the information (which, if disclosed or used, could be harmful to CSC) relating to present and prospective customers of CSC, business dealings with such customers, prospective sales and advertising programs and agreements with representatives or prospective representatives of CSC, present or prospective sources of supply or any other business arrangements of CSC, including but not limited to customers, customer lists, costs, prices and earnings, whether or not such information is developed by the Employee, by others in CSC or obtained by CSC from third parties, and irrespective of whether or not such information has been identified by CSC as secret or confidential, unless and until, and then to the extent and only to the extent that, such information becomes available to the public otherwise than by the Employee's act or omission.

     (c) The Employee agrees to disclose immediately to CSC or any persons designated by it and to assign to CSC or its successors or assigns, all inventions made, discovered, or first reduced to practice by the Employee, solely or jointly with others, during the Term of Employment or within a period of six months from the date of termination of such employment (either during or outside of the Employee's working hours and either on or off CSC's premises), which inventions are made, discovered or conceived either in the course of such employment, or with the use of CSC's time,
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material, facilities  or  funds,  or  which  are  directly  related  to any investigations or obligations undertaken by CSC; and the Employee hereby grants and agrees to grant the right to CSC and its nominees to obtain, for its own benefit and in its own name (entirely at its expense) patents and patent applications including original, continuation, reissue, utility and
design   patents,  and  applications,  patents  of  addition,  confirmation patents, registration patents, petty patents, utility models, and all other types of patents and the like, and all renewals and extensions of any of them for those inventions in any and all countries; and the Employee shall assist CSC, at CSC's expense, without further charge during the term of the Employee's employment, and after termination of the Employee's employment at the same base salary rate (excluding any bonuses, incentive or deferred compensation or other benefits and based upon a forty hour work week) as during the last year of the Employee's employment (determined on an hourly basis for this purpose), through counsel designated by CSC, to execute, acknowledge, and deliver all such further papers, including assignments, applications for Letters Patent (of the United States or of any foreign country), oaths, disclaimers or other instruments and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid inventions as may reasonably be deemed necessary by CSC or its nominees to effectuate the vesting or perfecting in CSC or its nominees of all right, title and interest in and to said inventions, applications and patents.

     (d) The Employee agrees to disclose immediately to CSC or any persons designated by it and to assign to CSC, at its option, or its successors or assigns, all works of authorship, including all writings, computer programs, software, and firmware, written or created by the Employee solely or jointly with others, during the course of his employment by CSC (either during or outside of the Employee's working hours and either on or off CSC's premises), which works are made or conceived either in the course of such employment, or with the use of CSC's time, material, facilities or funds, or which are directly related to any investigations or obligations undertaken by CSC; and the Employee hereby agrees that all such works are works made for hire, of which CSC is the author and the beneficiary of all rights and protections afforded by the law of copyright in any and all countries; and the Employee will assist CSC at CSC's expense without further charges during the term of his employment, and after termination of his employment at the same base salary rate (excluding any bonuses, incentive or deferred compensation or other benefits) as during the last year of his employment (determined on an hourly basis for this purpose assuming a forty hour work week), through counsel designated by CSC, to execute, acknowledge, and deliver all such further papers, including assignments, applications for copyright registration (in the United States or in any foreign country), oaths, disclaimers or other instruments, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid works, as may be deemed necessary by CSC or by its nominees to effectuate the vesting or perfecting in CSC or its nominees of all rights and interest in and to said works and copies thereof, including the exclusive rights of copying and distribution.

     (e)  The  Employee  shall  keep  complete,  accurate   and   authentic
accounts, notes, data and records of all inventions made, discovered or developed and all works of authorship written or created by the Employee as aforesaid in the manner and form requested by CSC.
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     (f)  All  computer or  other  hardware,  computer  software,  computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogues and other writings, whether copyrightable or not, relating to or dealing with CSC's business and plans, and those of others entrusted to CSC, which are prepared or created by the Employee or which may come into his possession during or as a result of his employment, are the property of CSC, as applicable, and upon termination of his employment, the Employee agrees to return all such computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogues and writings and all copies thereof to CSC.

7. NON-SOLICITATION AND NON-COMPETITION. During the "Restriction Period" (as hereinafter defined) and within the "Territory" (as hereinafter defined), the Employee shall not directly or indirectly:

     (a) Solicit the business of CSC from any customer of CSC or any entity controlled by CSC.

     (b) Directly or indirectly, hire any employees of CSC or any entity controlled by CSC or cause any entity with which the Employee is affiliated to hire any such employees of CSC. As used herein, the term "employees" shall mean persons who are, at the time in question, current employees of CSC or its affiliates or who were, within six (6) months of the date of the prohibited hiring, employees of CSC or its affiliates.

     (c) Engage in, represent in any way or be connected with, as a consultant, officer, director, partner, employee, sales representative, proprietor, member, stockholder (except for stock ownership of less than 1% in a publicly owned corporation) or otherwise, any business competing with the business of CSC as conducted by CSC on the date hereof or during the period of Employee's employment by CSC.

     As used herein, the Restriction Period shall mean the period while the Employee is employed by CSC and one (1) year after the date the Employee ceases to be employed by CSC. As used herein, the Territory shall mean the States of Alabama, Mississippi, North Carolina, Florida and Georgia and any other state in which CSC does business after the date hereof while Employee is employed by CSC. As used herein, the term "business of CSC" shall mean the business of providing computerized management information systems and services to physicians and other health care providers.

8. NO CONFLICT. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 6 and 7 hereof.

9.   SURVIVAL OF COVENANTS, EFFECT.

     (a) The covenants on the part of the Employee contained or referred to in Sections 6 and 7 above shall survive termination of this Agreement, and the existence of any claim or cause of action of the Employee against
CSC, whether predicated  on  this  Agreement  or  otherwise.   The Employee
agrees that a remedy at law for any breach of the foregoing covenants contained or referred to in Sections 6 and 7 would be inadequate, that CSC would suffer irreparable harm as a result and that CSC shall be entitled to
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a temporary and permanent injunction or  an  order for specific performance of such covenants without the necessity of proving actual damage to CSC and
without the posting of any bond or other security.   Any nonmaterial breach
of this Agreement by CSC shall not release the Employee from his obligations under Section 7 hereof. Any breach (whether or not material) by CSC shall not release the Employee from his obligations under Section 6.

     (b) The Employee hereby represents and acknowledges that CSC is relying on the covenants in Sections 6 and 7 in entering into this Agreement and that the restrictions in Sections 6 and 7 are fair and reasonable. The Employee acknowledges that CSC presently intends to do business throughout the United States and that the geographic scope of the covenants in Section 7 is reasonable and necessary to protect the interests of CSC.

     (c) It is the intent of the parties that the provisions of Sections 6 and 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any particular provision of Sections 6 and 7 shall be adjudicated to be invalid or unenforceable, such provision(s) of Sections 6 and 7 shall be deemed amended to provide restrictions to the fullest extent permissible and consistent with applicable law and policies, and such amendment shall apply only with respect to the particular jurisdiction in which such adjudication is made. If such deemed amendment is not allowed by the adjudicating body, the offending provision, only, shall be deleted and the remainder of Sections 6 and 7 shall not be affected.

10.  ASSIGNMENT.

     The rights and obligations of CSC under this Agreement may be assigned or delegated by CSC to any affiliate of CSC or to any successors in interest of CSC or of that part of the business of CSC to which this Agreement applies so long as the duties of Employee are not materially affected. Any other assignment of this Agreement shall require the written consent of Employee. After the date hereof, CSC may change its name to "Computer Services Corporation," and such name change shall not affect the rights and duties of the parties hereto. This Agreement may not be assigned and any duties of the Employee may not be delegated by the Employee, but any amounts owing to the Employee upon his death shall inure to the benefit of his estate.

11.  NOTICES.

     All notices or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing, addressed to its/his residence or place of business as set forth above, and shall be mailed by first-class certified mail, return receipt requested, postage prepaid, next-day air delivery, or transmitted by facsimiles or hand delivery. Such notice or other communication shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation. Each party may designate by notice in writing an address to which any notice or communication may thereafter be so given, served or sent.

12.  APPLICABLE LAW JURISDICTION.

     This Agreement has been negotiated and executed in the State of Alabama, and it shall be governed by, construed and enforced in accordance
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with the internal substantive laws and  not  the choice of law rules of the
State of Alabama.

13.  EFFECTIVENESS/INTERPRETATION.

     The parties acknowledge and agree that this Agreement has been negotiated at arm's length between parties equally sophisticated and knowledgeable in the matters dealt with herein. Each party has been represented by counsel of its or his own choosing. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in the Agreement against the party that drafted it is not applicable and is waived.

14.  SEVERABILITY.

     If any of the articles, sections, paragraphs, clauses or provisions of this Agreement shall be held by a court of last resort to be invalid, the remainder of this Agreement shall not be affected thereby.

15.  ENTIRE AGREEMENT.

     The foregoing contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing approved by CSC and signed by the parties hereto, and this Agreement supersedes all prior understandings and agreements relating to employment of the Employee by CSC. The waiver of any rights under this Agreement on any one or more occasions shall not constitute a waiver on any subsequent occasion.

     IN WITNESS WHEREOF, CSC has caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand as of the date first above written.

                              CSC ACQUISITIONS, INC.

                              By:     Chris H. Horgen
                                 ---------------------------
                                   Its:   President
                                       ---------------------


                                    Donald Y. Menendez
                              ------------------------------
                              Donald Y. Menendez, Employee
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                            SCHEDULE I

                        DUTIES OF EMPLOYEE



Provide overall direction and management of CSC consistent with job title and prior responsibilities and as required to support CSC's business plans and long-term strategy.